Exhibit 99.1

    FREDERICK COUNTY BANCORP, INC. REPORTS RESULTS FOR THE FIRST QUARTER 2005

     FREDERICK, Md., April 15 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, as of March 31, 2005, after slightly less than three and a half years in operation, assets stood at $184.6 million, with deposits of $168.9 million and loans of $140.0 million. For the quarter ended March 31, 2005 the Company recorded a net profit of $516,000 and diluted earnings per share of $0.34, which compares favorably to the net profit of $289,000 and diluted earnings per share of $0.19 recorded for the first quarter of 2004.

SOURCE  Frederick County Bancorp, Inc.
     -0-                             04/15/2005
     /CONTACT: William R. Talley, Jr., Executive Vice President and Chief Financial Officer of Frederick County Bancorp, Inc., +1-240-529-1507/
     /Web site:  http://www.frederickcountybank.com